EXHIBIT 1.4

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2005-AA10

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                            dated September 26, 2005,
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                                October 24, 2005
Irving, Texas 75063

      Goldman, Sachs & Co. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of First Horizon Alternative Mortgage Securities Trust, Series 2005-AA10 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-AA10 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-AA10 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of primarily 30-year adjustable rate, first lien, fully amortizing, one-to-four family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of October 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $315,016,725 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Term to Maturity: The original term to maturity of each Mortgage Loan included in Pool I and Pool II shall be 360 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

               Class Principal        Interest          Class Purchase
Class             Balance               Rate          Price Percentage
-----          ---------------      -----------       ----------------
B-1            $9,136,000.00        Variable(1)           99.520000000%
B-2            $3,780,000.00        Variable(1)           98.780000000%
B-3            $2,205,000.00        Variable(1)           96.970000000%

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(1)   The interest rates for the Offered  Certificates  are variable and will be calculated as described in the Prospectus Supplement.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, October 28, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), in the case of the Class B-1 Certificates,
(ii) at least "A" from S&P, in the case of the Class B-2 Certificates, and (iii) at least "BBB" from S&P, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.


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

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                          Very truly yours,


                                          GOLDMAN, SACHS & CO.


                                          By:
                                            ------------------------------------
                                            (Goldman, Sachs & Co.)



The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.


By:
  ----------------------------------
  Name:  Alfred Chang
  Title: Vice President


FIRST HORIZON HOME LOAN CORPORATION


By:
  ----------------------------------
  Name:  Terry McCoy
  Title: Executive Vice President


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